Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL’S SANDISK SUBSIDIARIES OBTAIN COURT PROTECTION AGAINST TOSHIBA

IN PRELIMINARY INJUNCTION HEARING

SAN JOSE, Calif. — July 14, 2017 — Western Digital Corp. (NASDAQ: WDC) today announced that the Court of California for the County of San Francisco (“the Court”) directed Toshiba Corporation (“Toshiba”) not to transfer its interests in its three NAND flash-memory joint ventures (“the JVs”) operated with Western Digital’s SanDisk subsidiaries without specified advance notice to SanDisk, in order to ensure that the issue is preserved for arbitration. Today’s hearing was held in connection with the preliminary injunctive relief proceedings sought by SanDisk related to Toshiba’s attempts to transfer its JV interests.

Steve Milligan, chief executive officer of Western Digital, stated, “We are grateful for today’s directive by the Court, which is a victory for Western Digital, SanDisk and our stakeholders. Our entire goal was to preserve and protect our rights through the binding arbitration process, and that’s precisely what the Court has done today. This is the second time this week that the Court has acted to protect SanDisk’s rights and interests against Toshiba.”

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the JVs, SanDisk’s rights under the JV agreements, its actions to protect such rights, and ongoing proceedings with respect to those rights. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s

Western Digital’s SanDisk Subsidiaries Obtain Court Protection Against Toshiba in

Preliminary Injunction Hearing

business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Company Contacts:

United States

Media Contact:

Jim Pascoe

408-717-6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949-672-7834

robert.blair@wdc.com

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Jed Repko / Ed Trissel

415-869-3950 / 212-355-4449

wdcmedia@joelefrank.com

Japan Media Contacts: Emi Hatano 090-5765-9730 emi.hatano@sandisk.com Ashton Consulting John Sunley / Brendan Jennings 03 5425-7220 / 090—7416-0180 / 050 7576-6190 WDC_JapanPR@ashton.jp